Exhibit 99.1

VIVUS REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

CAMPBELL, CA., August 3, 2017 - VIVUS, Inc. (NASDAQ: VVUS; the “Company”), a biopharmaceutical company committed to the development and commercialization of innovative therapies focusing on treatments for patients with serious unmet medical needs, today reported financial results for the quarter ended June 30, 2017 and provided a business update.

“During the second quarter, we made important progress in ramping up development of tacrolimus, our lead clinical candidate, which we believe has significant potential in treating pulmonary arterial hypertension, and we remain on track to hold a pre-IND meeting with FDA in the second half of this year,” said Seth H. Z. Fischer, VIVUS’ Chief Executive Officer. “VIVUS is dedicated to addressing the urgent therapeutic needs of patients with serious medical conditions and life-limiting diseases. We continue to evaluate opportunities to obtain additional product candidates that have the potential to radically improve patient care and outcomes.”

Recent Business Highlights and Upcoming Events

•                  In May 2017, VIVUS announced the appointment of Thomas B. King to its board of directors.

•                  In July 2017, VIVUS announced a settlement agreement with Actavis Laboratories FL (Actavis) resolving patent litigation related to Qsymia®.  The litigation resulted from the submission by Actavis of an Abbreviated New Drug Application (ANDA) to the U.S. Food and Drug Administration seeking approval to market generic versions of Qsymia. The settlement agreement permits Actavis to begin selling a generic version of Qsymia on December 1, 2024, or earlier under certain circumstances.  In the event of a launch earlier than December 1, 2024, VIVUS will receive a royalty on Actavis’ sales of the generic version of Qsymia.

•                  Seth H. Z. Fischer, VIVUS’ Chief Executive Officer, will present at the 2017 Wells Fargo Healthcare Conference, taking place September 6th and 7th in Boston, MA. Mr. Fischer’s presentation will be accessible via webcast and accessible in the events and presentations section of the Company’s investor relations website, or by clicking here.

Financial Results

Total revenue, net for the second quarters of 2017 and 2016, was $11.2 million and $13.8 million, respectively. Revenue consisted of the following:

	Three Months Ended
	June 30,
	2017	2016
Qsymia, net product revenue	$8,518	$12,749
STENDRA/SPEDRA supply revenue	2,119	—
STENDRA/SPEDRA royalty revenue	590	1,027
Total revenue	$11,227	$13,776

Beginning in the first quarter of 2017, with 48 months of returns experience, VIVUS believes that it has sufficient data and experience from selling Qsymia to reliably estimate expected returns. As a result, VIVUS changed its revenue recognition methodology for Qsymia sales from a “sell-through” methodology to a “sell-in” methodology.

Approximately 105,000 and 116,000 Qsymia prescriptions were dispensed in the second quarters of 2017 and 2016, respectively. In the second quarter of 2017, VIVUS shipped approximately 83,000 units of Qsymia to the wholesalers as wholesalers reduced their Qsymia inventory levels. VIVUS recognized approximately $2.3 million less Qsymia revenue under the “sell-in” methodology than would have been recognized under the “sell-through” methodology. The “sell-in” methodology could continue to result in higher volatility of Qsymia sales, as wholesalers adjust inventory levels compared to those historically reported.

Total cost of goods sold was $3.6 million and $2.6 million in the second quarters of 2017 and 2016, respectively. The increase was primarily a result of higher STENDRA/SPEDRA supply revenue during the quarter.

Research and development expense was $1.0 million and $1.1 million in the second quarters of 2017 and 2016, respectively. Research and development expenses were impacted by a decrease in efforts surrounding our Qsymia regulatory requirements partially offset by development efforts of tacrolimus for the treatment of pulmonary arterial hypertension.

General and administrative expense was $6.2 million and $7.7 million for the second quarters of 2017 and 2016, respectively, while selling and marketing expense for the commercialization of Qsymia totaled $5.4 million and $6.0 million in the second quarters of 2017 and 2016, respectively. The decreases were due to the continued cost control initiative and the result of the realignment of our sales force, and refinement of our marketing and promotional programs.

Net loss for the second quarter of 2017 was $13.4 million, as compared to $11.4 million in the second quarter of 2016. Cash, cash equivalents and available-for-sale securities were $251.5 million at June 30, 2017.

Additional Information

The Company will not host a conference call for the quarter ended June 30, 2017 and will resume quarterly conference calls surrounding financial results for the quarter ended September 30, 2017. The Company’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2017, which was filed with the U.S. Securities and Exchange Commission earlier today.

About Qsymia

Qsymia is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors; or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA® (avanafil) is approved in the U.S. by the FDA for the treatment of erectile dysfunction. Metuchen Pharmaceuticals LLC has exclusive marketing rights to STENDRA in the U.S., Canada, South America and India.

STENDRA is available through retail and mail order pharmacies.

SPEDRA™, the trade name for avanafil in the EU, is approved by the EMA for the treatment of erectile dysfunction in the EU. VIVUS has granted an exclusive license to the Menarini Group through its subsidiary Berlin-Chemie AG to commercialize and promote SPEDRA for the treatment of erectile dysfunction in over 40 European countries plus Australia and New Zealand.

Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian-Pacific Rim countries. VIVUS is in discussions with other parties for the commercialization rights to its remaining territories.

For more information about STENDRA, please visit www.STENDRA.com.

Important Safety Information

STENDRA® (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about the Company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to potential change in our business strategy to enhance long-term stockholder value, including the evaluation of development opportunities; risks and uncertainties related to our ability to successfully commercialize Qsymia; risks and uncertainties related to our ability to successfully develop or acquire a proprietary formulation of tacrolimus as a precursor to the clinical development process; risks and uncertainties related to our ability to identify, acquire and develop new product pipeline candidates; risks and uncertainties related to our ability to develop a proprietary formulation and to demonstrate through clinical testing the quality, safety, and efficacy of our current or future investigational drug candidates; risks and uncertainties related to the timing, strategy, tactics and success of the commercialization of STENDRA (avanafil) by our sublicensees; risks and uncertainties related to our ability to successfully complete on acceptable terms, and on a timely basis, avanafil partnering discussions for territories under our license with MTPC in which we do not have a commercial collaboration; risks and uncertainties related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; and risks and uncertainties related to our ability to protect our intellectual property and litigation in which we are involved or may become involved. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2016 as filed on March 8, 2017, and as amended by the Form 10-K/A filed on April 26, 2017, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	Matthew Ventimiglia
Chief Financial Officer	mventimiglia@lazarpartners.com
oki@vivus.com	212-599-1265
650-934-5200

VIVUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Net product revenue	$8,518	$12,749	$26,138	$25,161
License and milestone revenue	—	—	5,000	—
Supply revenue	2,119	—	5,931	1,526
Royalty revenue	590	1,027	1,170	2,413
Total revenue	11,227	13,776	38,239	29,100

Operating expenses:
Cost of goods sold	3,570	2,647	9,737	6,351
Research and development	1,014	1,096	3,194	2,125
Selling, general and administrative	11,630	13,692	23,061	28,814
Total operating expenses	16,214	17,435	35,992	37,290

Income (loss) from operations	(4,987)	(3,659)	2,247	(8,190)

Interest expense and other expense, net	8,398	7,735	16,700	15,896
Loss before income taxes	(13,385)	(11,394)	(14,453)	(24,086)
Provision for income taxes	1	7	(11)	23
Net loss	$(13,386)	$(11,401)	$(14,442)	$(24,109)

Basic and diluted net loss per share	$(0.13)	$(0.11)	$(0.14)	$(0.23)
Shares used in per share computation:
Basic and diluted	105,712	104,126	105,596	104,099

VIVUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2017	2016*
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76,406	$84,783
Available-for-sale securities	175,115	184,736
Accounts receivable, net	8,441	9,478
Inventories	15,628	16,186
Prepaid expenses and other assets	5,333	8,251
Total current assets	280,923	303,434
Property and equipment, net	670	788
Non-current assets	1,198	1,554
Total assets	$282,791	$305,776
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,384	$4,707
Accrued and other liabilities	20,357	15,686
Deferred revenue	1,694	19,174
Current portion of long-term debt	24,601	8,708
Total current liabilities	51,036	48,275
Long-term debt, net of current portion	220,183	232,610
Deferred revenue, net of current portion	5,732	6,449
Non-current accrued and other liabilities	369	257
Total liabilities	277,320	287,591
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital	833,349	831,855
Accumulated other comprehensive loss	(382)	(616)
Accumulated deficit	(827,496)	(813,054)
Total stockholders’ equity	5,471	18,185
Total liabilities and stockholders’ equity	$282,791	$305,776

* The Condensed Consolidated Balance Sheets have been derived from the Company’s audited financial statements at that date, as adjusted.